Exhibit 16.1

September 30, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Commissioners:

We have read Item 4.01 of Form 8-K of Pro-Pharmaceuticals, Inc. dated September 29, 2010, expected to be filed with the Securities and Exchange Commission on September 30, 2010 and are in agreement with the statements concerning our Firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

CATURANO AND COMPANY, INC.

Boston, Massachusetts

80 City Square    Boston. MA 02129-3742    P 617.912.9000    F 617.912.9001    www.caturano.com

Assurance — Business Risk & Controls — Tax — Management & Technology Consulting — Wealth Management

An Independent Member of Baker Tilly International